Exhibit 99.1

CONSENT OF DAVID WADLER

Healthcare Royalty, Inc. (the “Company”) intends to file a Registration Statement on Form S-1 (together with any amendments or supplements thereto, the “Registration Statement”) registering securities for issuance in its initial public offering. As required by Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to being named in the Registration Statement as a Director Nominee.

July 28, 2021

By:	/s/ David Wadler
Name:	David Wadler